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                                                                    Exhibit 5.1


                     [PILLSBURY MADISON & SUTRO LETTERHEAD]



                                        December 7, 1995


Potlatch Corporation
One Maritime Plaza, 24th Floor
San Francisco, CA 94111

        Re:  Potlatch Corporation
             Registration Statement on Form S-3


Ladies and Gentlemen:

        We understand that Potlatch Corporation (the "Company") is filing this date with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement relating to the sale of $100,000,000 aggregate principal amount of the Company's debentures (the "Debentures"), to be issued under an indenture (the "Indenture") to be entered into between the Company and First Trust of California, National Association, as Trustee, in substantially the form filed as Exhibit 4.1 to the Registration Statement. Please be advised that, in our opinion, the Debentures, when duly authorized and executed by the Company and authenticated by the Trustee, all in accordance with the Indenture, and when delivered to and paid for by the purchasers thereof, will be legally issued and binding obligations of the Company.

        We hereby consent to the use of this opinion in connection with the filing of the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the related Prospectus.


                                        Very truly yours,


                                        PILLSBURY MADISON & SUTRO LLP